Exhibit 99.1

Contact: Kevin Donovan

                Bottomline Technologies

                603-501-5240

                kdonovan@bottomline.com

Bottomline Technologies Reports Fourth Quarter and Fiscal Year Results

Increase in Revenues and Profit Highlights Quarter

PORTSMOUTH, N.H. – August 10, 2005 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of payments and invoice automation software and services, today reported financial results for the fourth quarter and fiscal year ended June 30, 2005.

Revenues for the fourth quarter were $26.3 million compared with $22.4 million in the fourth quarter of last year. Net income for the fourth quarter was $2.2 million, or net income per share of $0.11, compared with a net income of $417,000 and a net income per share of $0.02 in the fourth quarter of last year, representing a $1.8 million increase in net income.

During the fourth quarter of 2005, operating expenses were $13.1 million compared to $12.1 million for the same period the prior year. Included in operating expenses for the quarters ended June 30, 2005 and 2004 were acquisition-related expenses of $869,000 and $972,000 respectively. Excluding the acquisition-related expenses, non-GAAP net income for the fourth quarter was $3.1 million, or non-GAAP net income per share of $0.16, compared with non-GAAP net income of $1.4 million, or non-GAAP net income per share of $0.08 in the fourth quarter of last year. The fourth quarter non-GAAP operating results represent an increase of $1.7 million.

“The solid performance in our fourth quarter underscores the results we achieved for the entire year, highlighted by full year revenue growth of 17% and a three times improvement in earnings,” said Joe Mullen, CEO of Bottomline. “In addition to good current results, the business improved its future outlook with an increased backlog from strong customer order activity and a successful secondary stock offering. Bottomline enters the first quarter of the current fiscal year from a position of both opportunity and strength.”

Revenues for the year ended June 30, 2005 were $96.5 million compared with $82.1 million last year. Net income for the year ended June 30, 2005 was $5.9 million, or net income per share of $0.31, compared with a net loss of $2.4 million and a net loss per share of $0.15 last year, representing a $8.3 million improvement in net income.

During the year ended June 30, 2005, operating expenses of $49.8 million included net acquisition-related charges of $3.2 million. Excluding these acquisition-related items, non-GAAP net income for the year ended June 30, 2005 was $9.1 million, or non-GAAP net income per share of $0.48, compared with non-GAAP net income of $2.7 million, or non-GAAP net income per share of $0.16 in the same period of last year. This year’s non-GAAP operating results represent a $6.4 million increase from the prior year.

Bottomline has presented supplemental non-GAAP financial measures as part of this earnings release. The non-GAAP financial measures exclude certain non-cash items, specifically amortization of intangible assets, stock compensation expense and in-process research and development charges. The presentation of this information should not be considered in isolation to, or as a substitute for, the financial results presented in accordance with GAAP. Bottomline believes that these supplemental non-GAAP financial measures are useful to investors because it allows for an evaluation of the company with a focus on the performance of its core operations. Bottomline’s executive management team uses these same non-GAAP measures internally to assess the ongoing performance of the company. Since this information is not a GAAP measurement of financial performance there are material limitations to its usefulness on a stand-alone basis, including the lack of comparability of this presentation to the GAAP financial results of other companies. A reconciliation of the GAAP net income (loss) to the non-GAAP results for the periods ending June 30 is as follows:

	Three Months Ended June 30,		Years Ended June 30,
	2005	2004	2005	2004
	(in thousands)
GAAP Net Income (Loss)	$2,204	$417	$5,888	$(2,418)
In-process Research and Development	—	53	—	842
Amortization of Intangible Assets	869	910	3,217	4,277
Stock Compensation Expense	—	9	14	41

Non-GAAP Net Income	$3,073	$1,389	$9,119	$2,742

Customer Highlights:

•	Major North American organizations such as GMAC Residential Capital, Feld Entertainment (parent of Ringling Brothers and Barnum & Bailey Circus), American Hospital Association, Hard Rock Casino and Nautilus selected Bottomline’s platforms to automate and enhance financial processes.

•	Bottomline’s payments solutions continued to gain broad adoption across the banking industry, adding UMB Bank (United Missouri Bank) and Colonial Bank to its growing list of global customers during the quarter, and expanding the relationship with Fifth Third Bank.

•	Received 191 new orders during the quarter for Bottomline’s BACSTEL-IP software solutions from leading UK-based organizations such as Bank of America, British Airways, Co-Op Group Insurance and Accenture HR.

•	Signed a major utility company and a regional insurance carrier during the quarter to Legal eXchange®, Bottomline’s Web-based legal spend management solution.

Company and Product Highlights:

•	Completed a secondary offering of common stock in July 2005, resulting in the sale of 3,560,000 new shares of its common stock generating proceeds of approximately $47 million. Including the offering proceeds, Bottomline’s cash and investment position at June 30th would have been approximately $83 million.

•	Acquired HMSL Group Ltd, a UK-based accounts payable automation services firm, in April 2005. HMSL’s customers include Gillette, 3M, Nestlé, Arla Foods and Bank of Ireland.

•	Signed a software license agreement with Oracle, enabling Bottomline to embed Oracle® Database 10g in current versions of its payments automation products. Through this agreement, Bottomline will be able to take advantage of new opportunities created by the growing demand for Oracle 10g Database and lower total cost of ownership for customers.

Bottomline will host a conference call to discuss its financial results beginning at 5:00 p.m. EST today. Please see the corresponding advisory issued August 3, 2005 for information on the call. The call will also be broadcast live at www.bottomline.com and a replay will be available on the Web site following the call.

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides payments and invoice automation software and services to organizations seeking more secure and efficient financial processes. The company remains at the forefront of delivering innovative solutions that complement and extend the value of existing financial processes, business relationships and back-office systems. These solutions have enabled the world’s leading corporations, banks and financial institutions to automate, manage and control processes involving payments and collections, invoice approval, cash flow, risk mitigation, reporting and document archive. For more information, please visit www.bottomline.com.

Cautionary Language

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions and other risks described in our quarterly report on Form 10-Q for the quarter ended March 31, 2005. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,
	2005	2004
Revenues:
Software licenses	$5,139	$3,626
Service and maintenance	17,509	14,623
Equipment and supplies	3,670	4,190

Total revenues	26,318	22,439
Cost of revenues:
Software licenses	427	368
Service and maintenance	7,629	6,151
Equipment and supplies	3,009	3,440

Total cost of revenues	11,065	9,959

Gross profit	15,253	12,480
Operating expenses:
Sales and marketing	6,516	5,577
Product development and engineering:
Product development and engineering	2,248	2,301
Stock compensation expense	—	9
In-process research and development	—	53
General and administrative	3,451	3,219
Amortization of intangible assets	869	910

Total operating expenses	13,084	12,069

Income from operations	2,169	411
Other income, net	43	88

Income before provision for income taxes	2,212	499
Provision for income taxes	8	82

Net income	$2,204	$417
Net income per share
Basic	$0.12	$0.02

Diluted	$0.11	$0.02

Shares used in computing net income per share:
Basic	18,488	17,003
Diluted	19,744	18,078

Non-GAAP (excluding acquisition-related charges):(1)
Net income	$3,073	$1,389

Diluted net income per share (2)	$0.16	$0.08

(1)	Non-GAAP presentation excludes charges for amortization of intangible assets of $869 and $910 and amortization of stock compensation expense of $0 and $9 for the three months ended June 30, 2005 and 2004, respectively. The non-GAAP presentation also excludes $53 of expense associated with acquired in-process research and development for the three months ended June 30, 2004.

(2)	Shares used in computing non-GAAP diluted net income per share were 19,744 and 18,078 for the three months ended June 30, 2005 and 2004, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Years Ended June 30,
	2005	2004
Revenues:
Software licenses	$18,789	$14,366
Service and maintenance	62,233	51,364
Equipment and supplies	15,483	16,402

Total revenues	96,505	82,132

Cost of revenues:
Software licenses	2,295	1,678
Service and maintenance	26,656	22,363
Equipment and supplies	11,980	13,312

Total cost of revenues	40,931	37,353

Gross profit	55,574	44,779

Operating expenses:
Sales and marketing	24,323	21,062
Product development and engineering:
Product development and engineering	9,419	9,264
Stock compensation expense	14	41
In-process research and development	—	842
General and administrative	12,800	11,830
Amortization of intangible assets	3,217	4,277

Total operating expenses	49,773	47,316

Income (loss) from operations	5,801	(2,537)
Other income, net	444	288

Income (loss) before provision for income taxes	6,245	(2,249)
Provision for income taxes	357	169

Net income (loss)	$5,888	(2,418)
Net income (loss) per share:
Basic	$0.33	$(0.15)
Diluted	$0.31	$(0.15)

Shares used in computing net income (loss) per share:
Basic	18,030	16,514
Diluted	19,119	16,514

Non-GAAP (excluding acquisition-related charges):(1)
Net income	$9,119	$2,742

Diluted net income per share (2)	$0.48	$0.16

(1)	Non-GAAP presentation excludes charges for amortization of intangible assets of $3,217 and $4,277 and amortization of stock compensation expense of $14 and $41 for the year ended June 30, 2005 and 2004, respectively. The non-GAAP presentation also excludes $842 of expense associated with acquired in-process research and development for the year ended June 30, 2004.
(2)	Shares used in computing non-GAAP diluted net income per share were 19,119 and 17,353 for the year ended June 30, 2005 and 2004, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	June 30,
	2005	2004
Assets
Current assets:
Cash, cash equivalents and short-term investments	$35,916	$25,015
Accounts receivable	22,956	19,706
Other current assets	4,893	4,533

Total current assets	63,765	49,254
Property and equipment	6,940	6,468
Intangible assets	38,695	34,686
Other assets	1,041	835

Total assets	$110,441	$91,243

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,094	$6,503
Accrued expenses	9,381	7,901
Deferred revenue and deposits	20,738	16,859

Total current liabilities	36,213	31,263
Deferred revenue and deposits, non-current	1,435	727
Total liabilities	37,648	31,990
Stockholders’ equity
Common stock	19	18
Additional paid-in-capital	182,534	177,205
Deferred compensation	—	(14)
Accumulated other comprehensive income	2,350	3,026
Treasury stock	(1,149)	(4,133)
Retained deficit	(110,961)	(116,849)

Total stockholders’ equity	72,793	59,253

Total liabilities and stockholders’ equity	$110,441	$91,243